Exhibit 3

Names and Addresses of the Underwriters

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, NY 10018

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020

Morgan Stanley & Co. LLC

1585 Broadway Avenue

New York, NY 10036